Exhibit 10.20

SUMMARY OF CASH COMPENSATION

FOR DIRECTORS OF

WORTHINGTON INDUSTRIES, INC.

Non-employee Directors of Worthington Industries, Inc. (the “Company”) receive the following cash compensation. Directors who are employees of the Company receive no additional compensation for serving as members of the Board of Directors (the “Board”) or as members of Board committees. Directors are reimbursed for out-of-pocket expenses incurred in connection with their serving as directors, including travel expenses.

Annual Retainer:	$35,000

Attendance at Board Meetings:	$1,500
(including telephonic meetings)

Audit Committee Chairman
Annual Retainer:	$10,000

Committee Chairman Other Than Audit
Annual Retainer:	$5,000

Attendance At Committee Meetings:	$1,000
(including telephonic meetings)